UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): June 3, 2015

Paragon Offshore plc
(Exact name of Registrant as specified in its charter)

England and Wales	001-36465	98-1146017
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. employer identification number)

3151 Briarpark Drive, Suite 700 Houston, Texas	77042
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: +44 20 330 2300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.
On June 3, 2015, certain wholly owned subsidiaries of Paragon Offshore plc (the "Company"), consisting of Prospector Offshore Drilling S.A. and certain of its subsidiaries (collectively, "Lessee"), whose assets consist solely of two heavy-duty, harsh-environment jackup units, Prospector 1 and Prospector 5 (collectively, the "Rigs"), entered into a combined $300 million sale and leaseback financing transaction (the "Sale-Leaseback Transaction") with subsidiaries of SinoEnergy (collectively, the "Lessor"). Net of fees and expenses and certain lease prepayments to be made at funding, the Lessee expects to receive net proceeds of approximately $292 million. The Sale-Leaseback Transaction is expected to close on or before July 16, 2015. Closing is subject to the satisfaction of customary conditions precedent for transactions of this nature.

Pursuant to the terms of the Sale-Leaseback Transaction, the Lessee has agreed to sell the Rigs to the Lessor and immediately lease the Rigs from the Lessor for a period of five (5) years pursuant to a lease agreement for each unit (collectively, the "Lease Agreements"). Pursuant to the terms of the Prospector 1 Lease Agreement, the cash bareboat charter fee payable to the Lessor for the Prospector 1, which is operating under a drilling contract with Total S.A. ("Total") until mid-September 2016, is $71,000 per day through November 2016, after which it will be $42,000 per day for the remaining term of such Lease Agreement. Pursuant to the terms of the Prospector 5 Lease Agreement, the cash bareboat charter fee payable to the Lessor for the Prospector 5, which is operating under a drilling contract with Total until mid-November 2017, is $71,000 per day through February 2018, after which it will be $42,000 per day for the remaining term of such Lease Agreement. The aggregate amount of cash rental payments and repurchase obligations that the Lessee will be required to pay during the term of the Lease Agreements is approximately $373 million. The Lessee is also responsible for all related taxes, insurance, maintenance and operating costs of the Rigs.

Following the third (3rd) anniversary of the closing date of the Lease Agreements, the Lessee has the option to repurchase each Rig for the sum of the following amounts: (i) an amount equal to aggregate amount of remaining bareboat charter payments under the applicable Lease Agreement at such time plus: (a) a three (3) percent prepayment fee or (b) following the fourth (4th) anniversary of the closing date of the Lease Agreements, a two (2) percent prepayment fee; and (ii) any break funding costs incurred by the Lessor as a result of the early termination of the applicable Lease Agreement. At the end of the term of the Lease Agreements, the Lessee will have an obligation to repurchase each Rig for a maximum amount of $88 million per Rig less any pre-payments made by the Lessee during the term of the Lease Agreements.

The Lease Agreements obligate the Lessee to make certain termination payments upon the occurrence of certain events of default, including payment defaults, breaches of representations and warranties, termination of the underlying drilling contract for each Rig, covenant defaults, cross-payment defaults, certain events of bankruptcy, material judgments and actual or asserted failure of any credit document to be in force and effect.

The Lease Agreements contain certain representations, warranties, obligations, conditions, indemnification provisions and termination provisions customary for sale and leaseback financing transactions. The Lease Agreements contain certain affirmative and negative covenants that, subject to exceptions, limit the Lessee's ability to, among other things, incur additional indebtedness and guarantee indebtedness, pay dividends or make other distributions or repurchase or redeem capital stock, prepay, redeem or repurchase certain debt, make loans and investments, sell, transfer or otherwise dispose of certain assets, create or incur liens, enter into certain types of transactions with affiliates, consolidate, merge or sell all or substantially all of its assets, and enter into new lines of business. In addition, the Lessee will be required to maintain a cash reserve of $11.5 million throughout the term of the Lease Agreements. During the term of the current drilling contract for each Rig, the Lessee will also be required to pay to the Lessor any excess cash amounts earned under such contract, after payment of bareboat charter fees and operating expenses for such Rig and maintenance of any mandatory reserve cash amounts (the "Excess Cash Amounts"), as prepayment for the remaining rental payments under the applicable Lease Agreement (the "Cash Sweep"). Following the conclusion of the current drilling contract for each Rig, the Cash Sweep will be reduced requiring the Lessee to make prepayments to the Lessor of up to 25% of the Excess Cash Amounts.

The foregoing descriptions of the Lease Agreements are qualified in their entirety by reference to the complete text of each, which are attached as Exhibit 10.1 and 10.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth under Item 1.01 above is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

EXHIBIT NUMBER		DESCRIPTION
10.1	—	Lease Agreement in Respect of Prospector 1 dated June 3, 2015, by and between Prospector One Corporation, as Lessor, and Prospector Rig 1 Contracting Company S.à r.l., as Lessee.
10.2	—	Lease Agreement in Respect of Prospector 5 dated June 3, 2015, by and between Prospector Five Corporation, as Lessor, and Prospector Rig 5 Contracting Company S.à r.l., as Lessee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Paragon Offshore plc

Date: June 4, 2015	By:	/s/ Steven A. Manz
	Name:	Steven A. Manz
	Title:	Senior Vice President & Chief Financial Officer

INDEX TO EXHIBITS
EXHIBIT NUMBER		DESCRIPTION
10.1	—	Lease Agreement in Respect of Prospector 1 dated June 3, 2015, by and between Prospector One Corporation, as Lessor, and Prospector Rig 1 Contracting Company S.à r.l., as Lessee.
10.2	—	Lease Agreement in Respect of Prospector 5 dated June 3, 2015, by and between Prospector Five Corporation, as Lessor, and Prospector Rig 5 Contracting Company S.à r.l., as Lessee.